Exhibit 99.4


                       Pegasus Not Party To DIRECTV / NRTC
              Proposed Settlement Pegasus claims to be resolved in
                 court if not settled bi-laterally with DIRECTV
                      Pegasus to evaluate all alternatives

BALA CYNWYD, PA, August 11, 2003 - Pegasus Communications Corporation (NASDAQ:
PGTV) today announced the following:

DIRECTV, Inc. (NYSE: GMH) today announced that it has entered into a preliminary settlement agreement with the National Rural Telecommunications Cooperative
(NRTC) regarding issues that are currently the subject of litigation among DIRECTV, NRTC and a Class of other NRTC DBS participants in Federal Court. While Pegasus is not a party to the proposed settlement, all NRTC DBS participants, including Pegasus, are being offered the opportunity to participate in the proposed settlement.

The U.S. District Court for the Central District of California will consider the proposed settlement in a hearing in approximately 45 to 60 days to determine whether the agreement is fair to the Class. The proposed settlement is not effective until the completion of the fairness hearing and, if approved by the Court, will only be binding on parties who agree to accept the proposed settlement.

Pegasus' rights, including its exclusive right to distribute DIRECTV programming in its rural territories, cannot be altered, amended or modified by DIRECTV or NRTC without Pegasus' agreement. Pegasus' claims against DIRECTV, also pending in Federal Court, including claims regarding the length of term, the right to renew on substantially the same terms, premium services and launch fees are not resolved by the proposed settlement. Pegasus' claims will be resolved in Court if Pegasus and DIRECTV do not agree to a bi-lateral settlement.

Pegasus will evaluate the proposed settlement and all other alternatives.


About Pegasus

Pegasus Communications Corporation (www.pgtv.com) provides digital satellite television to rural households throughout the United States. Pegasus owns and/or operates television stations affiliated with CBS, FOX, UPN and The WB networks.

For further information, please contact:

Investors:
Andrew Smith
Pegasus Communications Corporation
(610) 934-7083
andrew.smith@pgtv.com

Press:
Cheryl Crate
Pegasus Communications Corporation
(703) 892-4320
cheryl.crate@pgtv.com